                                                                    Exhibit 99.1

[TEAM HEALTH LOGO]

FOR IMMEDIATE RELEASE                       Contact:
---------------------                       Team Health, Inc.
                                            Knoxville, Tennessee
                                            David Jones, CFO
                                            (865) 693-1000


                   Team Health Announces Fiscal 2003 Results


KNOXVILLE, Tenn. - February 11, 2004 - Team Health, Inc. today announced results for its fiscal year and fourth quarter ended December 31, 2003.

     Net revenue less provision for uncollectibles ("revenue less provision") for the fiscal year ended December 31, 2003 increased 19.9% to $999.7 million from $834.1 million in the prior year. The increase in 2003 net revenue less provision includes $55.1 million from acquisitions between periods. Same contract revenue less provision for the year increased by 8.9% to $757.8 million from $695.8 million in 2002. The Company reported a net loss of $2.8 million and net earnings of $16.1 million during 2003 and 2002, respectively. During the first quarter of 2003, the Company recorded a provision for expected professional liability losses in excess of insured limits of $50.8 million.

     Net revenue less provision in the fourth quarter of 2003 increased $23.5 million or 10.1% to $255.8 million from $232.3 million in the corresponding period of 2002. Same contract revenue less provision for the quarter increased by 9.8% to $229.3 million from $208.8 million in the same period a year ago. Net earnings were $4.9 million in the fourth quarter of 2003 versus $4.8 million in the fourth quarter of 2002.

                                                                    Exhibit 99.1

     Cash flow provided by operating activities for the year ended December 31, 2003 was $101.7 million compared to $52.5 million in 2002. The Company as of December 31, 2003, had cash and cash equivalents of approximately $101 million and a revolving credit facility borrowing availability of $72.4 million. As of December 31, 2003, total outstanding debt was $299.4 million.

     Lynn Massingale, M.D., President and CEO of Team Health, said, "We are pleased to report that our financial results for 2003 reflect significant growth in revenue and cash flow over the prior year. Our 2003 reported financial results benefited from the full year effect of operations associated with the acquisition of Spectrum Healthcare Resources in 2002. Spectrum is the premier provider of civilian health care staffing to the U.S. military under the TRICARE Program. The management and employees at Spectrum have put forth an outstanding effort to meet the increased clinical and administrative staffing needs of the military that occurred as vacancies were created due to military mobilization in 2003.

     "2003 presented us with many challenges with none more significant than professional liability insurance coverage. During 2003, the market for commercial professional liability insurance coverage shrunk significantly as traditional providers of such insurance exited the market and the Company's size further limited the number of potential carriers to insure our providers. It was determined that a self insured program provided the most cost effective approach to managing this critical element of our business. As a result, in March of 2003 we successfully converted to a program that provides coverage for our professional liability exposures on a self-insured basis. Nevertheless, 2003 results reflect an increase in our recorded professional liability costs of over 76% as compared to 2002 results. We continue to manage this cost through the development of innovative approaches in risk management, including enhanced training and evaluation of potential clinical providers before they are covered by our captive insurance company. Such initiatives set Team Health apart from other companies within the industry and benefit not only our clinicians and our civilian and military hospital customers but, most importantly, our patients. We are encouraged by recent tort reform that has occurred in states such as Florida and Texas. However, much more work needs to be done in this area. The cost of professional liability insurance across all specialties has risen dramatically in recent periods causing many physicians to either cease practicing or to go without adequate insurance coverage. The result of these factors has led to reduced access to health

                                                                    Exhibit 99.1

care and added non-patient related cost to the health care system. We continue to work with others in the industry to promote reforms in other states and on a national basis.

     "With the passage of the recent Medicare reform bill, physician providers were granted a modest increase in payments under the Medicare program for both 2004 and 2005. Although the scheduled payment increases lag the increase seen in other costs incurred to provide care, the commitment on rates provides some element of pricing stability for the next few years. The Company has an ongoing program to negotiate with commercial and managed care payors to seek appropriate levels of reimbursement given the escalation in costs, particularly within the area of professional liability costs.

     "As we look ahead to 2004, changes in the delivery of military healthcare services under the TRICARE program are currently scheduled to occur beginning in the middle of 2004 and transition through the end of the year. Many issues, such as the level and method of funding civilian healthcare providers, as well as the details of contracting relationships, at this time remain unanswered. As a result of this uncertainty, we cannot determine the impact such changes will have on our military staffing operations. We are currently working with the military to identify and assess planned and evolving changes within the TRICARE program and to adapt our operating model as needed to continue providing high quality healthcare services to military personnel and retirees.

     "2003 was a year of significant challenges, but thanks to the efforts of the clinicians in the Team Health affiliated groups and our employees, the Company was able to meet the challenges while remaining focused on providing exceptional service to our customers and patients."

     As previously announced, Team Health will hold an investor conference call at 9:00 a.m., Eastern Time, on February 12, 2004. All interested parties may listen to the call by calling (877) 234-1830. A taped replay of the call will be available after 12:00 p.m., Eastern Time, February 12, 2004, through midnight Eastern on February 19, 2004, by calling (800) 642-1687, access code 5371050.

About Team Health
-----------------

     Founded in 1979, Team Health is headquartered in Knoxville, Tennessee. Team Health is affiliated with over 7,000 healthcare professionals who provide emergency medicine, radiology, anesthesia, hospitalist, urgent

                                                                    Exhibit 99.1

care and pediatric staffing and management services to over 450 civilian and military hospitals, surgical centers, imaging centers and clinics in 44 states. For more information about Team Health, visit www.teamhealth.com.

     Statements in this document that are not historical facts are hereby identified as "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and Section 27A of the Securities Act of 1933 (the "Securities Act"). Team Health, Inc. (the "Company") cautions readers that such "forward looking statements", including without limitation, those relating to the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this document or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Moreover, the Company, through its senior management, may from time to time make "forward looking statements" about matters described herein or other matters concerning the Company. The Company disclaims any intent or obligation to update "forward looking statements" to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.


                               - tables attached -

                                                                    Exhibit 99.1

                                Team Health, Inc.
                              Financial Highlights
                                 (in thousands)
                                   (unaudited)

                                                                                    Year ended December 31,
                                                                                  --------------------------
                                                                                      2003           2002
                                                                                  -----------    -----------
Net revenue                                                                       $ 1,479,013    $ 1,230,703
Provision for uncollectibles                                                          479,267        396,605
                                                                                  -----------    -----------
   Net revenue less provision for uncollectibles                                      999,746        834,098
Cost of services rendered
   Professional service expenses                                                      746,409        635,573
   Professional liability costs                                                       115,970         36,992
                                                                                  -----------    -----------
      Gross profit                                                                    137,367        161,533
General and administrative expenses                                                    95,554         81,744
Management fee and other expenses                                                         505            527
Impairment of intangibles                                                                 168          2,322
Depreciation and amortization                                                          22,018         20,015
Interest expense, net                                                                  23,343         23,906
Refinancing costs                                                                          --          3,389
                                                                                  -----------    -----------
     Earnings (loss) before income taxes and cumulative effect of change in
         accounting principle                                                          (4,221)        29,630
Provision (benefit) for income taxes                                                   (1,410)        13,198
                                                                                  -----------    -----------
     Earnings (loss) before cumulative effect of change in accounting principle        (2,811)        16,432
Cumulative effect of change in accounting principle, net of income tax
   benefit of $209                                                                         --           (294)
                                                                                  -----------    -----------
Net earnings (loss)                                                                    (2,811)        16,138
Dividends on preferred stock                                                           14,440         13,129
                                                                                  -----------    -----------
     Net earnings (loss) attributable to common stockholders                      $   (17,251)   $     3,009
                                                                                  ===========    ===========

Capital Expenditures                                                              $     8,972    $     9,796

                                    - more -

                                                                    Exhibit 99.1

                                Team Health, Inc.
                              Financial Highlights
                                 (in thousands)
                                   (unaudited)

                                                           For the three months ended
                                                                  December 31
                                                               2003           2002
                                                             --------       --------
Net revenue                                                  $384,860       $335,761
Provision for uncollectibles                                  129,018        103,475
                                                             --------       --------
   Net revenue less provision for uncollectibles              255,842        232,286
Cost of services rendered
   Professional service expenses                              188,844        178,560
   Professional liability costs                                22,745          9,593
                                                             --------       --------
      Gross profit                                             44,253         44,133
General and administrative expenses                            26,500         23,107
Management fee and other expenses                                 127            141
Impairment of intangibles                                         168          1,322
Depreciation and amortization                                   5,419          5,717
Interest expense, net                                           4,875          6,367
                                                             --------       --------
     Earnings before income taxes                               7,164          7,479
Provision for income taxes                                      2,221          2,641
                                                             --------       --------
Net earnings                                                    4,943          4,838
Dividends on preferred stock                                    3,640          3,309
                                                             --------       --------
     Net earnings attributable to common stockholders        $  1,303       $  1,529
                                                             ========       ========

Capital Expenditures                                         $  1,860       $  2,629

                                    - more -

                                                                    Exhibit 99.1

                                Team Health, Inc.
                              Financial Highlights
                                 (in thousands)
                                   (unaudited)

                                                           December 31,   December 31,
Balance Sheet Data                                             2003           2002
------------------                                           --------       --------
Cash and cash equivalents                                    $100,964       $ 47,789
Accounts receivable, net                                      167,957        156,449
Long-term debt, including current portion                     299,415        320,500

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